Exhibit 99.1

Startek Reports Fourth Quarter and Full Year 2022 Financial Results

- Ongoing Investments in Sales Ecosystem, Technological Capabilities, and Digital Partnerships Aim to Bolster the Company’s Operational Foundation to Support Long-Term Growth -

DENVER – March 27, 2023 - Startek, Inc. (NYSE:SRT) ("Startek" or the "Company"), a global customer experience (CX) solutions provider, is reporting financial results for the fourth quarter and full year ended December 31, 2022. As a result of current and planned divestitures, the Company has classified Middle East and Argentina operations as 'Held for Sale and Discontinued Operations'. Accordingly net revenue, gross profit, gross margin, SG&A expenses and adjusted EBITDA are reported for the continuing operations and net income, EPS, adjusted net income/(loss) and adjusted EPS are reported after consolidating continuing and discontinued operations.

Fourth Quarter 2022 Financial Summary ($ in millions, excl. margin items)

	Q4 2022	Q4 2021	Change
Net Revenue	$92.96	$113.67	(18.22)%
Gross Profit	$16.80	$17.43	(3.61)%
Gross Margin	18.07%	15.33%	274	bps
SG&A Expenses	$12.27	$10.15	20.89%
Adjusted EBITDA [3]	$12.12	$12.81	(5.39)%
Net Income/(Loss)[1]	$(3.13)	$6.69	(146.79)%
EPS	$(0.08)	$0.16	(150)%
Adjusted Net Income/(Loss)[2], [3]	$14.15	$12.89	9.78%
Adjusted EPS [3]	$0.35	$0.32	9.38%

Full Year 2022 Financial Summary ($ in millions, excl. margin items)

	2022	2021	Change
Net Revenue	$385.07	$470.33	(18.13)%
Gross Profit	$57.80	$64.80	(10.80)%
Gross Margin	15.01%	13.78%	123	bps
SG&A Expenses	$48.68	$42.45	14.68%
Adjusted EBITDA[3]	$38.46	$47.28	(18.65)%
Net Income/(Loss)[1]	$(2.26)	$1.50	(250.67)%
EPS	$(0.06)	$0.04	(250)%
Adjusted Net Income/(Loss)[2], [3]	$26.69	$27.34	(2.38)%
Adjusted EPS [3]	$0.66	$0.67	(1.49)%

[1] Reflects net income (loss) attributable to Startek shareholders.

[2] Reflects Adjusted net income (loss) attributed to Startek shareholders.

[3] Refer to the reconciliation of GAAP to Non-GAAP financial measures.

Management Commentary

“The fourth quarter closed out a year in which we made significant progress expanding our footprint, enhancing our capabilities and service offerings, strengthening our balance sheet, and building a significant sales pipeline,” said Bharat Rao, Global CEO of Startek. “Throughout 2022, we were hyper-focused on making strategic investments that we believed were necessary to optimize our platform and ensure we were in position to accelerate top-line growth and margin expansion. Our sales teams have been consistently working towards strengthening our sales pipeline, with a particular focus on near-shore and off-shore delivery opportunities. As we discussed last quarter, these efforts are beginning to bear fruit with record levels of new logos being won, and we believe we are in a strong position to capitalize on these new contracts in 2023.

“During the fourth quarter, we were able to secure two new key clients with significant annual contract values that we believe will be a meaningful portion of our revenue going forward. Also highlighting the quarter was the stabilization of our gross margins as wage inflation pressures continued to lessen and we recaptured costs associated with onboarding new agents in prior quarters. While prioritizing innovation and best-in-class service for our clients, we are continually applauded for the outstanding values and standards held at Startek. During the quarter, we were recognized by ISG Provider Lens, a practitioner-led service provider comparison, as a leader in social media, AI and analytics and work from home services within the U.S. and Globally. Additionally, we received the Best Customer Experience award in the Managed Digital Transformation Providers Category at the Future Enterprise Awards 2022. Leveraging our leading customer experience capabilities to deliver disruptive innovation in ways that excite and serve our clients is always a pleasure, and we look forward to sustaining this track-record over the long-term.

“As part of our operational enhancements, we made significant decisions with the redemption of our interest in CSS Corp., pursuing the potential sale of Aegis Argentina, and beginning the process of divesting our indirect ownership in Contact Center Company ("CCC"). The redemption of our interest in CSS Corp. provided us with net proceeds of $45.6 million, which we used to prepay a portion of our debt subsequent to the end of the year, and we anticipate the divesture of Contact Center Company, which we expect to close in Q2 2023, will provide us with net proceeds of $55.0 million that are expected to be utilized for further debt prepayment. As a result of these corporate actions, we have reconciled our financial statements, shifting income from these specific operations (CCC and Argentina) into a discontinued operations segment and removing the revenue contributions from the top-line. Although these have been successful partnerships, we believe that these divestures will allow our organization to focus on growing our core business and further deleverage our balance sheet.

“Overall, we believe that Startek is well-positioned as we move forward in 2023. Our core business is focused on accelerating our organic growth by providing best-in-class service for our current clients, while continuing to expand our sales pipeline across high-growth verticals. Additionally, we will look to further implement value-add services from our existing digital partnerships and transition pilot programs to become integral elements of our ongoing operations. Our priority is sustainably growing our Company to return value back to our shareholders, and we look forward to executing our strategic growth roadmap in 2023 and beyond.”

Fourth Quarter 2022 Financial Results

Net revenue in the fourth quarter was $92.96 million compared to $113.67 million in the year-ago quarter. The decrease was primarily due to the higher revenue base in 2021 which included revenue from a cable client that subsequently insourced all operations. The decline in net revenue was offset by strong performance from the Company’s telecom, financial and business services and travel and hospitality verticals. On a constant currency basis, net revenue decreased 14.90% compared to the year-ago quarter.

Gross profit in the fourth quarter was $16.80 million compared to $17.43 million in the year-ago quarter. Gross margin improved by 274 basis points to 18.07% compared to 15.33% in the year-ago quarter. The increase in gross margin is primarily attributable to change in employee mix with higher proportion of offshore employees relative to those in high-cost geographies. Higher margins are also reflective of the various cost optimization measures that the Company adopted earlier in 2022.

Selling, general and administrative (SG&A) expenses in the fourth quarter was $12.27 million compared to $10.15 million in the year-ago quarter. As a percentage of revenue, SG&A increased to 13.2% compared to 8.93% in the year-ago quarter. The SG&A costs in the current period includes certain one-time costs such as take private costs, amortization of premium for the CSS Corp and costs related to the ongoing divestiture of the Company's stake in CCC. Adjusting for these the SG&A expenses for the quarter increased to $10.72 million. The increase was reflective of investments made in sales, digital and marketing initiatives.

Adjusted EBITDA* in the fourth quarter was $12.12 million compared to $12.81 million in the year-ago quarter.  The decrease in EBITDA is not significant.

Net income (loss) attributable to Startek shareholders in the fourth quarter decreased by 146.79% to $(3.13) million or $(0.08) per share, compared to a net income of $6.69 million or $0.16 per share in the year-ago quarter. This represents income (loss) attributable to Startek shareholders from continuing operations of $(1.94) million in Q4 2022 and $4.92 million in Q4 2021, along with income (loss) attributable to Startek shareholders from discontinued operations of $(1.19) million in Q4 2022 and $1.77 million in Q4 2021.

Adjusted net income* in the fourth quarter was $14.15 million or $0.35 per diluted share, compared to an adjusted net income* of $12.89 million or $0.32 per diluted share in the year-ago quarter. This represents adjusted net income (loss) from continuing operations of $12.61 million in Q4 2022 and $11.1 million in Q4 2021, along with adjusted net income (loss) from discontinued operations of $1.54 million in Q4 2022 and $1.78 million in Q4 2021.

On December 31, 2022, cash and restricted cash increased to $72.41 million[1] compared to $27.98 million as at September 30, 2022. The increase in cash balance as at year end was driven by the receipt of proceeds from the redemption of our investment in CSS Corp. Total debt as at December 31, 2022, was $175.91 million compared to $169.04 million as at September 30, 2022, and net debt as at December 31, 2022, decreased to $103.50 million[2] compared to $141.06 million as at September 30, 2022.

Full Year 2022 Financial Results

Net revenue in 2022 was $385.07 million compared to $470.33 million in 2021. On a constant currency basis, net revenue decreased 14.86% compared to the prior year. The decrease was largely attributable to a short-term government program relating to COVID vaccination in the second quarter of 2021 and the termination of operation with an e-commerce and a cable & media client in the America’s region. The decline in net revenue was offset by strong performance from the Company’s telecom, financial and business services and travel and hospitality verticals.

Gross profit in 2022 was $57.80 million compared to $64.80 million in 2021. Gross margin increased 123 basis points to 15.01% compared to 13.78% in 2021. The increase in gross margin was primarily due to the continued shift towards higher margins delivered off-shore and near-shore, lower rent costs due to the consolidation of brick-and-mortar sites and softer wage inflation pressures in the fourth quarter. The increase was offset by wage inflation pressures in the first half of the year, investments made to ramp services within the ecommerce vertical and investments made to upgrade the Company’s technology and cybersecurity infrastructure.

Selling, general and administrative (SG&A) expenses in 2022 were $48.68 million compared to $42.45 million in 2021. As a percentage of revenue, SG&A was 12.64% compared to 9.03% in 2021. The increase was largely driven by the Company’s continued investments made to bolster sales, digital and marketing initiatives and to upgrade the security and cybersecurity technology infrastructure. Additionally, the increase was also fueled by costs associated with the rejected take private transaction in the third quarter of 2022, certain non-recurring expenses such as amortization of premium of the call option to acquire CSS Corp and transaction costs related to CCC divestiture.

Adjusted EBITDA* in 2022 was $38.46 million compared to $47.28 million in 2021. The decrease in EBITDA is due to higher revenue base in 2021 that included EBITDA from the COVID support program and from clients in the e-Commerce and cable vertical that terminated in 2021.

Net income (loss) to Startek shareholders in 2022 decreased to $(2.26) million or $(0.06) per share, compared to a net income of $1.5 million or $0.04 per share in 2021. This represents income (loss) attributable to Startek shareholders from continuing operations of $(0.29) million in 2022 and $(1.09) million in 2021, along with income (loss) attributable to Startek shareholders from discontinued operations of $(1.97) million in 2022 and $2.59 million in 2021.

Adjusted net income* in 2022 was $26.69 million or $0.66 per diluted share, compared to adjusted net income* of $27.34 million or $0.67 per diluted share in 2021. This represents adjusted net income (loss) from continuing operations of $25.94 million in 2022 and $24.75 million in 2021, along with adjusted net income (loss) from discontinued operations of $0.75 million in 2022 and $2.59 million in 2021.

*A non-GAAP measure defined below.

[1] Cash balance excluding restricted cash as at December 31, 2022 amounted to $22.46 million as compared to $22.27 million as at September 30, 2022. Restricted cash of $49.95 million include $41 million which was received from the net proceeds of CSS Redemption that was utilized to prepay debt in January 2023.

[2] Net debt excluding restricted cash balance as at December 31, 2022 was $153.45 million compared to $146.77 million as at September 30, 2022.

During the year ended December 31, 2022, the Company repurchased an aggregate of 426,445 shares of its common stock under its repurchase plan, at an average cost of $4.29 per share.

Conference Call and Webcast Details

Startek management will host the call, followed by a question-and-answer period.

Date: Monday, March 27, 2023

Time: 5 p.m. ET

Toll-free dial-in number: 1-844-826-3035

International dial-in number: 1-412-317-5195

Conference ID: 10175986

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here.

A telephonic replay of the conference call will also be available after 8 p.m. ET on the same day through April 3, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10175986

About Startek

Startek is a leading global provider of technology-enabled customer experience (CX) solutions. The Company provides omnichannel CX, digital transformation, and technology services to some of the world’s leading brands. Startek is committed to impacting clients’ business outcomes by focusing on enhancing CX and digital enablement across all touch points and channels. Startek has more than 33,000 employees delivering services in 11 countries. The Company services over 140 clients across a range of industries such as banking and financial services, insurance, technology, telecoms, healthcare, travel and hospitality, consumer goods, retail and energy and utilities. To learn more, visit www.startek.com.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. Readers are encouraged to review risk factors and all other disclosures appearing in the Company's Form 10-K for the fiscal year ended December 31, 2022, as well as other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Copies of these filings are available from the SEC, the Company’s website or the Company’s investor relations department. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Investor Relations

Cody Cree
Gateway Group, Inc.
(949) 574-3860
SRT@gatewayir.com

Media Relations

Rebecca Gautrey

Startek

rebecca.gautrey@startek.com

STARTEK, INC. AND SUBSIDIARIES
Consolidated Statements of Income (loss)
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December		Year Ended December
	2022	2021	2022	2021

Revenue	92,957	112,594	385,074	470,242
Warrant adjustment	-	1,078	-	87
Net revenue	92,957	113,672	385,074	470,329
Cost of services	(76,156)	(96,235)	(327,277)	(405,531)
Gross profit	16,801	17,437	57,797	64,798

Selling, general and administrative expenses	(12,267)	(10,153)	(48,680)	(42,454)
Impairment losses and restructuring/exit cost	(9,714)	(5,046)	(9,824)	(6,456)
Operating income (loss)	(5,180)	2,238	(707)	15,888

Share of income of equity accounted investee (includes gain on disposal of $8,499 in Q4 2022)	9,873	6,682	13,995	6,681
Interest expense and other income (expense), net	(4,790)	(1,394)	(9,834)	(17,218)
Foreign exchange gains (losses), net	(611)	(149)	348	490
Income from continuing operations before income tax expense	(708)	7,377	3,802	5,841
Tax expense	(1,233)	(2,454)	(4,087)	(6,934)
Income (loss) from continuing operations, net of tax (A)	(1,941)	4,923	(285)	(1,093)

Income from discontinued operations before income tax expense	1,842	3,431	7,866	15,751
Tax expenses of discontinued Operations	(850)	(15)	(3,350)	(4,932)
Income from discontinued operations, net of tax (B)	992	3,416	4,516	10,819
Net income (A+B)	(949)	8,339	4,231	9,726

Income (loss) from continuing operations (A)
Income (loss) attributable to noncontrolling interests	-	-	-	-
Income (loss) attributable to Startek shareholders	(1,941)	4,923	(285)	(1,093)
	(1,941)	4,923	(285)	(1,093)

Income (loss) from discontinued operations (B)
Income (loss) attributable to noncontrolling interests	2,179	1,645	6,490	8,226
Income (loss) attributable to Startek shareholders	(1,187)	1,771	(1,974)	2,593
	992	3,416	4,516	10,819

Net income (loss) (A+B)
Net income attributable to noncontrolling interests	2,179	1,645	6,490	8,226
Net income (loss) attributable to Startek shareholders	(3,128)	6,694	(2,259)	1,500
	(949)	8,339	4,231	9,726

Net income (loss) per common share from continuing operations
Basic net income (loss) attributable to Startek shareholders	(0.05)	0.12	(0.01)	(0.02)
Diluted net income (loss) attributable to Startek shareholders	(0.05)	0.12	(0.01)	(0.02)

Net income (loss) per common share from discontinued operations
Basic net income (loss) attributable to Startek shareholders	(0.03)	0.04	(0.05)	0.06
Diluted net income (loss) attributable to Startek shareholders	(0.03)	0.04	(0.05)	0.06

Net income (loss) per common share from continuing and discontinued operations
Basic net income (loss) attributable to Startek shareholders	(0.08)	0.16	(0.06)	0.04
Diluted net income (loss) attributable to Startek shareholders	(0.08)	0.16	(0.06)	0.04

Weighted average common shares outstanding
Basic	40,271	40,707	40,305	40,719
Diluted	40,271	40,865	40,305	41,086

STARTEK, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	22,457	32,068
Restricted cash	49,946	2,015
Trade accounts receivables, net	47,138	46,634
Unbilled revenue	24,207	26,955
Prepaid expenses and other current assets	9,159	7,016
Current assets classified as held for sale	202,831	110,330
Total current assets	355,738	225,018

Non-current assets
Property, plant and equipment, net	22,945	25,428
Operating lease right-of-use assets	36,450	55,354
Intangible assets, net	79,745	90,092
Goodwill	120,505	128,557
Investment in equity-accounted investees	-	31,688
Deferred tax assets, net	2,771	560
Prepaid expenses and other non-current assets	7,889	10,304
Non-current assets classified as held for sale	-	75,474
Total non-current assets	270,305	417,457
Total assets	626,043	642,475

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payables	2,428	5,074
Accrued expenses	31,676	30,797
Short term debt	14,267	3,450
Current maturity of long term debt	120,466	6,230
Current maturity of operating lease liabilities	14,492	19,566
Other current liabilities	15,646	21,454
Current liabilities classified as held for sale	89,486	61,696
Total current liabilities	288,461	148,267

Non-current liabilities
Long term debt	41,175	160,175
Operating lease liabilities	26,651	42,004
Other non-current liabilities	2,682	3,300
Deferred tax liabilities, net	15,508	16,309
Non - current liabilities classified as held for sale	-	19,100
Total non-current liabilities	86,016	240,888
Total liabilities	374,477	389,155

Stockholders’ equity
Common stock, 60,000,000 non-convertible shares, $0.01 par value, authorized; 41,098,456 and 40,893,396 shares issued as of December 31, 2022, and December 31, 2021, respectively	411	409
Additional paid-in capital	293,472	291,537
Accumulated deficit	(86,302)	(84,043)
Treasury stock, 839,214 and 412,769 shares as of December 31, 2022, and December 31, 2021, respectively, at cost	(3,749)	(1,912)
Accumulated other comprehensive loss	(16,058)	(10,687)
Equity attributable to Startek shareholders	187,774	195,304
Non-controlling interest	63,792	58,016
Total stockholders’ equity	251,566	253,320
Total liabilities and stockholders’ equity	626,043	642,475

STARTEK, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended December 31,
	2022	2021
Operating activities
Income from continuing and discontinued operations	4,231	9,726
less: Income (loss) from discontinued operations, net of tax	(4,516)	(10,819)
Income (loss) from continuing operations, net of tax	(285)	(1,093)

Adjustments to reconcile net income (loss) to net cash generated from operating activities:
Depreciation and amortization	22,593	23,601
Impairment of goodwill	8,052	-
Profit on sale of property, plant and equipment	59	(106)
Provision/(reversal) for doubtful accounts	(49)	24
Amortization of debt issuance costs (including loss on extinguishment of debt)	1,825	11,607
Amortization of call option premium	1,800	1,200
Mark to market loss on derivative instrument	113	-
Warrant contra revenue	-	(87)
Share-based compensation expense	1,551	1,418
Impairment of right-of-use assets	1,110	4,514
Deferred income taxes	(3,207)	138
Share of income of equity accounted investee (includes gain on disposal of $8,499 in Q4 2022)	(13,995)	(6,681)

Changes in operating assets and liabilities:
Trade accounts receivables	(4,418)	(9,347)
Prepaid expenses and other assets	(1,380)	1,261
Trade accounts payable	(2,356)	(5,231)
Income taxes, net	1,501	2,528
Accrued expenses and other liabilities	(4,702)	(5,595)
Net cash generated from by operating activities from continuing operations	8,212	18,151
Net cash generated from/used in operating activities from discontinued operations	16,642	10,033
Net cash generated from operating activities	24,854	28,184

Investing activities
Purchase of property, plant and equipment and intangible assets, net	(12,028)	(9,927)
Investment in equity-accounted investees	-	(25,000)
Payments for call option premium	-	(3,000)
Proceeds from redemption of equity-accounted investees	45,683	104
Net cash generated from/used in investing activities from continuing operations	33,655	(37,823)
Net cash generated from/used in investing activities from discontinued operations	(173)	(6,699)
Net cash generated from/used in investing activities	33,482	(44,522)

Financing activities
Proceeds from the issuance of common stock	386	1,510
Proceeds from long term debt (net of debt issuance cost paid to lenders)	-	156,525
Payments of long term debt	(4,124)	(117,600)
Payments for loan fees related to long term debt	-	(2,794)
Proceeds from a line of credit, net	10,943	-
Payments of other borrowings, net	(2,466)	(13,726)
Common stock repurchases	(1,837)	(1,912)
Net cash generated from/used in financing activities from continuing operations	2,902	22,003
Net cash generated from/used in financing activities from discontinued operations	303	70
Net cash generated from/used in financing activities	3,205	22,073

Net increase in cash and cash equivalents	61,541	5,735
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,791)	(898)
Cash and cash equivalents and restricted cash at beginning of year	55,396	50,559
Cash and cash equivalents and restricted cash at end of year	115,146	55,396
Less: Cash and cash equivalents from discontinued operations	(42,743)	(21,313)
Cash and cash equivalents and restricted cash of continuing operations at end of year	72,403	34,083

Components of cash and cash equivalents and restricted cash
Balances with banks	22,457	32,068
Restricted cash	49,946	2,015
Total cash and cash equivalents and restricted cash	72,403	34,083

Supplemental disclosure of cash flow information
Cash paid for interest and other finance cost	11,109	21,077
Cash paid for income taxes	4,832	3,954
Supplemental disclosure of non-cash activities
Non-cash warrant contra revenue	-	(87)
Non-cash share-based compensation expenses	1,551	1,418

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

This press release contains references to the non-GAAP financial measure of Adjusted EBITDA and Adjusted EPS. Reconciliation of this non-GAAP measure to its comparable GAAP measure is included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Adjusted EBITDA:

The Company defines non-GAAP Adjusted EBITDA as Net income (loss) plus Income tax expense, Share of income (loss) of equity-accounted investees, Interest expense, net, Depreciation and amortization expense, Impairment losses and restructuring cost, Share-based compensation expense, Foreign exchange gains (losses), net, Private offer transaction costs, Transaction related costs, CSS option amortization and Warrant adjustment (if applicable). Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items permits a more meaningful comparison and understanding of our strength and performance of our ongoing operations for our investors and analysts.

Adjusted EPS:

Adjusted EPS is a non-GAAP financial measure presenting the earnings generated by our ongoing operations that we believe is useful to investors in making meaningful comparisons to other companies, although our measure of Adjusted EPS may not be directly comparable to similar measures used by other companies, and period-over-period comparisons. Adjusted EPS is defined as our diluted earnings per common share attributable to Startek shareholders adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic (“ASC”) 805, Business Combinations (such as customer relationships and Brand), and their amortization is significantly affected by the size and timing of our acquisitions.

Adjusted EBITDA:
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Continuing Operations
Net income (loss)	(1,941)	4,923	(285)	(1,093)
Income tax expense	1,233	2,454	4,087	6,934
Share of income of equity accounted investee (includes gain on disposal of $8,499 in Q4 2022)	(9,873)	(6,682)	(13,995)	(6,681)
Interest expense and other income (expense), net	4,790	1,394	9,834	17,218
Foreign exchange gains (losses), net	611	149	(348)	(490)
Depreciation and amortization expense	5,738	6,116	22,593	23,601
Private offer transaction cost	264	-	2,867	-
Impairment losses and restructuring cost	9,714	5,046	9,824	6,456
Share-based compensation expense	338	485	1,551	1,418
Warrant contra revenue	-	(1,078)	-	(87)
Other non recurring costs	526	-	526	-
CSS option amortisation	720	-	1,800	-
Adjusted EBITDA from Continuing Operations	12,121	12,807	38,455	47,276

Discontinued Operations
Net income (loss)	992	3,416	4,516	10,819
Income tax expense	850	15	3,350	4,932
Interest expense and other income (expense), net	1,369	(709)	2,168	1,955
Foreign exchange gains (losses), net	333	542	642	1,139
Depreciation and amortization expense	1,510	1,623	6,794	4,536
Impairment losses and restructuring cost	1,428	1,216	4,468	1,770
Other non recurring costs	2,724	-	2,724	-
Adjusted EBITDA from Discontinued Operations	9,206	6,103	24,662	25,151

Adjusted EBITDA from Continuing and Discontinued Operations	21,327	18,910	63,117	72,427

Adjusted EPS:
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Continuing Operations
Income (loss) attributable to Startek shareholders	(1,941)	4,923	(285)	(1,093)
Share based compensation expense	338	486	1,551	1,418
Amortization of intangible assets, net of tax	2,279	2,277	9,062	9,062
Warrant contra revenue	-	(1,078)	-	(87)
Private offer transaction cost	264	-	2,867	-
Impairment of right-of-use assets	1,110	4,514	1,110	4,514
Impairment of goodwill	8,052	-	8,052	-
Debt issuance cost expensed out	1,260	-	1,260	10,937
Other non recurring costs	526	-	526	-
CSS option amortisation	720	-	1,800	-
Adjusted net income from Continuing Operations	12,608	11,122	25,943	24,751

Discontinued Operations
Income (loss) attributable to Startek shareholders	(1,187)	1,771	(1,974)	2,593
Other non recurring costs	2,724	-	2,724	-
Adjusted net income (loss) from Discontinued Operations	1,537	1,771	750	2,593

Adjusted Net Income from Continuing and Discontinued Operations	14,145	12,893	26,693	27,344

Weighted average common shares outstanding - Basic	40,271	40,707	40,305	40,719
Weighted average common shares outstanding - Diluted	40,271	40,865	40,305	41,086

Adjusted EPS from Continuing Operations - Basic	0.31	0.27	0.64	0.61
Adjusted EPS from Continuing Operations - Diluted	0.31	0.27	0.64	0.61

Adjusted EPS from Discontinued Operations - Basic	0.04	0.05	0.02	0.06
Adjusted EPS from Discontinued Operations - Diluted	0.04	0.05	0.02	0.06

Adjusted EPS from Continuing and Discontinued Operations - Basic	0.35	0.32	0.66	0.67
Adjusted EPS from Continuing and Discontinued Operations - Diluted	0.35	0.32	0.66	0.67